FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 31, 2003

                          IPVoice Communications, Inc.
             (Exact name of registrant as specified in its charter)



             Nevada                000-27917                65-0729900
         (State or other       (Commission File            (IRS Employer
          jurisdiction of)          Number)             Identification No.)



                              14860 Montfort Drive
                                    Suite 210
                               Dallas, Texas 75254
                    (Address of principal executive offices)

                                  972 386 3372
                           (Issuer's telephone number)


          (Former name or former address, if changed since last report)

ITEM 1. CHANGES IN CONTROL OF REGISTRANT

Not applicable

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

Not applicable

ITEM 3. BANKRUPTCY OR RECEIVERSHIP

Not applicable

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

Not applicable

ITEM 5. OTHER EVENTS

IPVoice Communications, Inc. today released a letter to shareholders that communicates the extension of the reporting deadline for the 2003 Annual Report in SEC Form 10KSB pending the closing of the previously announced RKM IT Solutions acquisition and a review of the report by outside counsel. The letter outlines financial highlights to be detailed in the pending report that include more than 100% year to year revenue growth and the sixth consecutive profitable quarter.

ITEM 6. RESIGNATIONS OF REGISTRANT'S DIRECTORS

Not applicable

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

Not applicable

                                   SIGNATURE

/s/ Philip Verges
-----------------
Philip Verges
CEO
IPVoice Communications Inc.

IPVoice Communications Inc. Files Extension for Annual Report Pending
       Closing of RKM Acquisition and Review by Outside Counsel

    DALLAS--(BUSINESS WIRE)--March 30, 2004--

   Pending Annual Report to Show 6th Consecutive Profitable Quarter and over 100% Year to Year Revenue Growth before Addition of Revenues from Acquisition

    IPVoice Communications, Inc. (OTCBB:IPVO) today released a letter to shareholders that communicates the extension of the reporting deadline for the 2003 Annual Report in SEC Form 10KSB pending the closing of the previously announced RKM IT Solutions acquisition and a review of the report by outside counsel. The letter outlines financial highlights to be detailed in the pending report that include more than 100% year to year revenue growth and the sixth consecutive profitable quarter. The letter has been included in this press release and will be posted on the Company's web site.

    Dear Fellow Shareholders:

    The Audit for 2003 is complete and the Annual Reports or SEC Form 10KSB is being finalized. When the report is released in the next few days, the financials will show a sixth consecutive profitable quarter and well over 100% revenue growth from 2002 to 2003 before the benefit of revenues realized through acquisitions. Infotel Technologies PTE, Ltd. of Singapore, acquired in the fourth quarter of last year, has a September 30th fiscal year end. Very significantly, Infotel's first quarter revenue from October 2003 through December 2003 will be recorded with IPVoice's first quarter sales from January 2004 through March 2004.
    The decision to delay the release of the Annual Report was necessary for two reasons. First, we plan in the very near future to finalize the acquisition of RKM IT Solutions, headquartered in Caracas, Venezuela, and believed it best to delay the Annual Report so that this acquisition would be included in the most current report. RKM is the third acquisition in the last three months and the fifth acquisition since the last Annual Report. Our second reason to delay the report was to allocate more time for preparation and review of the Annual Report as required due to differences in various acquired companies' reporting periods and changes involved in the integration of the various operations from March 2003 to March 2004.
    As of March 2003, IPVoice had 35 employees and was operating at an annualized revenue run rate of roughly $2 million. Today, with the pending addition of RKM, the Company is approaching 150 employees and an annualized revenue run rate of more than $15 million. Due to the Company's limited resources previous to last year, all of the SEC reporting had been generated by our staff and myself. With the Company's progress the current SEC Form 10KSB will be the first SEC periodic report in the last two years to be reviewed by outside counsel.
    Without the patience and support of the shareholders, the progress IPVoice has achieved over the last year would not have been possible. IPVoice management will continue in our commitment to keep shareholders informed and likewise look for shareholders' patience and support as we transition our internal operations in keeping with our progress and ongoing growth.
    The SEC Form 10KSB and the 8K disclosure regarding the impending finalization of the RKM acquisition will be forthcoming very shortly. The rate of progress remains constant here in Dallas and the management and financial resources to sustain the current rate continue to expand. Most of all, everyone here working at IPVoice is enthusiastic about and committed to the IPVoice vision. We look forward to the continuous delivery of outstanding results in 2004.

    Best Regards,
    Philip Verges
    CEO and Chairman IPVoice Communications Inc.

    About IPVoice Communications Inc.

    IPVoice is a six-year-old company that has reported as a research and development concern for most of its history. In 2002, IPVoice launched a new business plan, which has resulted in the Company posting five consecutive profitable quarters and establishing an annualized $10 million in revenue. The Company is actively acquiring early-stage proprietary technology companies and financially distressed systems integration companies in specific global markets. In 2003, IPVoice acquired Infotel Technologies in Singapore and IP Global Voice, led by CEO Peter Geddis, a former Executive Vice President and Chief Operating Officer of Qwest Communications (NYSE:Q). The Company recently acquired Medical Office Software Inc.
(MOS) diversifying its communications technology offering into the healthcare industry. IPVoice plans to acquire additional companies similar to Infotel, IP Global Voice, and MOS as part of an overall plan to continuously launch emerging communication technologies.
    This press release contains statements (such as projections regarding future performance) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the risks inherent in the integration of Infotel Technologies into IPVoice Communications, Inc business, the ability of IPVoice to restore and stabilize the client base of Infotel and re-establish relationships with key suppliers, the development and market acceptance of the products and services of the combined companies, demand for the telecommunication and other products and related services, domestic and foreign government spending, budgetary and trade policies, economic and political changes in the domestic and international markets where the Company competes, successful deployment of advanced technologies, competitive product and pricing pressures as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: IPVoice Communications, Inc., Dallas
             Investor Relations, 972-386-3372 ext. 211 ir@ipvoice.com www.ipvoice.com